UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
August 25, 2020

USANA HEALTH SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

001-35024	87-0500306
(Commission File No.)	(IRS Employer Identification No.)

3838 West Parkway Boulevard
Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)
Registrant's telephone number, including area code: (801) 954-7100

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 per value per share	USNA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Second Amended and Restated Credit Agreement dated August 25, 2020

On August 25, 2020, USANA Health Sciences, Inc. (the “Company”), as borrower, and certain of its material subsidiaries as guarantors, entered into the Second Amended and Restated Credit Agreement (the “Second Amended and Restated Agreement”), dated as of August 25, 2020 with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swingline Lender and Letter of Credit Issuer, and the other lenders party thereto. The Second Amended and Restated Agreement provides for changes to the Company’s existing Credit Agreement originally entered into on June 16, 2004, the Amended and Restated Credit Agreement as of April 27, 2011 (the “First Amended and Restated Agreement”), and by the First Amendment to First Amended and Restated Agreement as of July 18, 2013, the Second Amendment to First Amended and Restated Agreement, as of February 19, 2016 and the Third Amendment to Amended and Restated Credit Agreement, dated as of July 15, 2019 (as amended and supplemented, the “Credit Agreement”), that was scheduled to expire in April 2021.

The Credit Agreement provides for a revolving credit limit for loans to the Company of up to $75 million (the “Credit Facility”). In addition, at the option of the Company, and subject to certain conditions, the Company may request to increase the aggregate commitment under the Credit Facility by up to $200 million. There are currently no borrowings outstanding under the Credit Facility. The obligations of the Company under the Credit Agreement are secured by the pledge of the capital stock of certain subsidiaries of the Company, pursuant to a Security and Pledge Agreement (the “Pledge Agreement”).

Interest on revolving borrowings under the Credit Facility are at either:

(1)
at the prime rate of interest published by Bank of America in effect for the date of such borrowings based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate, and any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change; or

(2)	the Eurodollar rate, with a floor of 0.50%, plus the applicable margin as set forth in the Credit Agreement.

The Credit Agreement requires the Company to satisfy two financial covenants:

•
A consolidated EBITDA covenant, requiring the Company to maintain on a consolidated basis, as of the end of each fiscal quarter of the Company for the period of the four prior fiscal quarters ending on such date, consolidated EBITDA equal to or greater than $100 million.

•
A consolidated funded debt to consolidated EBITDA ratio, requiring the Company to maintain as of the end of each fiscal quarter of the Company, a consolidated funded debt to consolidated EBITDA ratio equal to or less than 2.0 to 1.0.

The Credit Agreement does not include any restrictions on the payment of cash dividends or share repurchases by the Company.

The Credit Agreement provides for customary events of default with corresponding grace periods, including, among other things, failure to pay any principal or interest when due, failure to pay material indebtedness or another default thereunder, failure to comply with covenants, certain insolvency or receivership events affecting the Company or its subsidiaries, failure of a representation or warranty to be true when made or deemed made and a Change of Control (as determined under the Credit Agreement). In the event of a default by the Company, Bank of America may declare all amounts owing under the Credit Facility immediately due and payable, terminate the lenders’ commitments to make loans under the Credit Facility and/or exercise any and all remedies and other rights under the Credit Agreement and the Pledge Agreement. For certain defaults related to insolvency and receivership, the commitments of Bank of America will be automatically terminated, and all outstanding loans and other amounts will become immediately due and payable.

The foregoing description is qualified in its entirety by reference to the Second Amended and Restated Agreement and the Pledge Agreement, filed as Exhibit 10.1 and 10.2 to this Current Report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description of Exhibit
10.1
Second Amended and Restated Credit Agreement, dated as of August 25, 2020, by and among USANA Health Sciences, Inc. and certain of its subsidiaries, and Bank of America, N.A. and the lenders party thereto.

10.2	Security and Pledge Agreement, dated as of August 25, 2020, by and among USANA Health Sciences, Inc. and certain of its subsidiaries, and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USANA HEALTH SCIENCES,
INC.

		By:	/s/ G. Douglas Hekking

G. Douglas Hekking, Chief Financial Officer

Date:	August 27, 2020
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